EXHIBIT 99.1

Contact: Mark Baker (212)-484-7780

M & F WORLDWIDE CORPORATION REPORTS INCOME FOR 2003 FOURTH QUARTER AND YEAR

New York, NY – March 15, 2004 – M & F Worldwide Corp. (NYSE: MFW — News), today reported results for the fourth quarter and year ended December 31, 2003.

Revenues for the fourth quarter were $22.6 million as compared to $23.2 million in the prior year quarter. The Company’s revenues were lower in the 2003 quarter primarily due to decreased sales to the Company’s non-licorice customers partially offset by increased domestic revenues from the tobacco industry worldwide and a favorable foreign exchange translation effect on its Euro revenues. Income from continuing operations was $6.0 million or $0.32 per share in the 2003 quarter and $4.6 million or $0.19 per share in the 2002 quarter. Income from continuing operations for the 2003 quarter was favorably affected by the resolution of a disputed claim. The Company recorded income from discontinued operations of $15.9 million or $0.66 per share in the 2002 quarter, which includes $17.6 million related to the gain on the disposition of Panavision. Net income available to shareholders in the 2003 quarter was $6.0 million as compared to $20.5 million in the 2002 quarter. Basic undistributed earnings per common share were $0.32 in the 2003 quarter and $0.85 per common share in the 2002 quarter. Diluted undistributed earnings per common share were $0.30 in the 2003 quarter and $0.85 per common share in the 2002 quarter.

Revenues for the year ended December 31, 2003, were $95.7 million as compared to $96.9 million in the 2002 period. The Company’s revenues were lower due to decreased sales to confectionary customers and lower non-licorice revenues partially offset by increased domestic revenues from the tobacco industry worldwide and a $2.3 million foreign exchange translation effect on its Euro revenues. Income from continuing operations was $22.6 million or $1.23 per share and $18.6 million or $0.71 per share in the 2002 period. Income from continuing operations for the 2003 period was favorably affected by the resolution of two disputed claims. The Company recorded $0.6 million or $0.04 per share of income from discontinued operations in 2003 and $5.5 million or $0.21 per share of income from discontinued operations in 2002. Income from discontinued operations in 2002 includes $17.6 million related to the gain on the disposition of Panavision. Net income available to shareholders in the 2003 period was $23.2 million as compared to $23.8 million in the 2002 period. Basic undistributed earnings per common share were $1.27 in the 2003 period and $0.92 in the 2002 period. Diluted undistributed earnings per common share were $1.21 in the 2003 period and $0.92 in the 2002 period.

Even though the Company has reported its results on a fully taxed basis, it has tax loss carryforwards available at December 31, 2003, which may be utilized to offset federal income taxes payable in the future.

The Company’s Chief Executive Officer and Chief Financial Officer have provided the certifications required by the terms of the Sarbanes-Oxley Act of 2002.

M & F Worldwide is the world’s largest producer of licorice extract.

This press release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ materially from those discussed in such forward-looking statements. In addition to factors described in the Company’s Securities and Exchange Commission filings and others, the following factors could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by the Company: (a) economic, climatic or political conditions in countries in which the Company sources licorice root; (b) economic, climatic or political conditions that have an impact on the worldwide tobacco industry or on the consumption of tobacco products in which licorice flavorings are used; (c) additional government regulation of tobacco products, tobacco industry litigation or enactment of new or increased taxes on cigarettes or other tobacco products, to the extent any of the foregoing curtail growth in or actually reduce consumption of tobacco products in which licorice flavorings are used; (d) the failure of third parties to make full and timely payment to the Company for environmental, asbestos, tax and other matters for which the Company is entitled to indemnification; (e) any inability to obtain indemnification for any significant group of asbestos-related claims pending against the Company; (f) lower than expected cash flow from operations; (g) significant increases in interest rates; and (h) unfavorable foreign currency fluctuations. The Company assumes no responsibility to update the forward-looking statements contained in this release.

— table to follow —

M & F Worldwide Corp. and Subsidiaries Consolidated Statements of Income (in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Net revenues	$22.6	$23.2	$95.7	$96.9
Cost of revenues	10.4	10.8	46.3	47.3

Gross profit	12.2	12.4	49.4	49.6
Selling, general and administrative expenses	4.1	3.6	17.3	14.5

Operating income	8.1	8.8	32.1	35.1
Interest income	0.3	0.3	1.2	0.3
Interest expense	(0.6)	(1.1)	(2.9)	(4.1)
Other income (expense), net	1.8	(0.2)	2.7	(0.5)

Income from continuing operations before income taxes	9.6	7.8	33.1	30.8
Provision for income taxes	(3.6)	(3.2)	(10.5)	(12.2)

Income from continuing operations	6.0	4.6	22.6	18.6
Discontinued operations
Gain (loss) from operations of discontinued business,
net of taxes (including gain on disposal of $17.6 in 2002)	--	15.9	0.6	5.5

Net income	6.0	20.5	23.2	24.1
Preferred stock dividends	--	--	--	(0.3)

Net income available to shareholders	$6.0	$20.5	$23.2	$23.8

Basic earnings per common share:
Undistributed earnings from continuing operations	$0.32	$0.19	$1.23	$0.71
Undistributed earnings from discontinued operations	--	0.66	0.04	0.21

Total common stock	$0.32	$0.85	$1.27	$0.92

Diluted earnings per common share:
Undistributed earnings from continuing operations	$0.30	$0.19	$1.18	$0.71
Undistributed earnings from discontinued operations	--	0.66	0.03	0.21

Total common stock	$0.30	$0.85	$1.21	$0.92

Basic and diluted earnings per preferred share:
Distributed earnings	$--	$--	$--	$0.04
Undistributed earnings from continuing operations	--	0.19	--	0.71
Undistributed earnings from discontinued operations	--	0.66	--	0.21

Total preferred stock	$--	$0.85	$--	$0.96